WindWISDEM Transforming Wind Energy IoT SaaS enabling maximum wind plant power generation through coordinated, intelligent operation Confidential December 5, 2017

Renewable Energy Renaissance Led by Wind Global Wind Energy Production (GW) 10% YoY growth forecasted to 2021 ● In the US, energy generated by renewable energy mustincrease by 50% tomeet states’ Renewable Energy Portfolio Standards (RPS) ● New technologies are improving economics for wind, broadening deployment ● May 2017:Berkshire Hathaway Energy launches $3B investmentin wind “We have got a big appetite for wind or solar. If someone walks in with a wind project tomorrow and it takes a billion dollars or three billion dollars, we're ready to do it. The more there is the better.”– Warren Buffett, May 2017 3 Confidential

Modern wind farms are equipped with bigger turbines, data-rich sensors, and advanced SCADA systems, making them smarter and more powerful than ever, but... The underlying operating methodologies for wind farms have stayed the same. New data is not being adequately exploited to maximize wind farm aggregate power output. 5 Confidential

Standard Operation Total power: 8.4 MW WindWISDEM Optimized Total power: 20.2 MW* WindWISDEM Solution: Cooperative Control vs 6 Confidential Theoretical Optimized Wind Farm Power Output Gain: *WISDEM System Engineering Software Tool Simulation Study research article : Wind Energy 2017: 20:97 @p104

WindWISDEM solves the wake loss problem Traditional wind plants:wake from upwind turbines prevents downwind turbines from receiving full energy from wind stream. WindWISDEM system:upwind turbines steer wake away from downwind turbines, allowing wind plant to extract maximum energy from wind stream. 7 Confidential

Business Model: IoT SaaS SaaS Platform Data Aggregation License fee for wind plant management software with cloud- connected analytics system Monetization of aggregated anonymous data. Valuable to anyone designing, building, operating, or financing wind farms + 9 Confidential

How it works 1 2 3 5 1 2 3 5 Customer wind farm data is acquired (wind direction) Real-time customer data is transmitted to SaaS data acquisition and simulation platform. Customer receives optimum yaw settings as output Customer implements prescribed yaw settings. Machine learning algorithms use aggregated customer data to improve and refine performance over time. 4 4 Prescribed yaw settings take effect. Turbines work in concert to increase aggregate plant power output. 10 Confidential

How it looks: Local level 11 Confidential

How it looks: Global level 12 Confidential

● WindWISDEM software creates 15% increase in AEP for wind plant ● Additional 15% is worth $10K per MW for owner/operators ● WindWISDEM Pricing Model: Charge $2K per MW installed Revenue Potential NextEra installed wind capacity 14,000 MW $28M / yr Worldwide installed wind capacity 500,000 MW $1B / yr WindWISDEM Revenue 13 Confidential

WindWISDEM Approach: Pilot Project to Market PoC Phase 1 Complete: Validated 15% AEP gain on NREL test turbines PoC Phase 2 Underway: Field trial on commercial-scale wind farm Next Step (2018): Deployment with all NextEra wind farms (>9,000 turbines) and execute broad based go to market strategy Cooperative Research and Development Agreement (CRADA) between: 14 Confidential

Fundraising and Go-to-market Plan 15 Confidential

Pro Forma Notes 17 Confidential

Competitive Landscape AEP Increase Wind Physics-Based Predictive Maintenance Cooperative Control OEM Agnostic WindWISDEM 15% <5% <5% 18 Confidential

Strategic Partnerships Underway 19 Confidential

Management Team 20 Confidential

Expected Hires for Senior Technical Positions 21 Confidential